SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN, LLP
                                919 Third Avenue
                          New York, New York 10022-9998




                                                                October 20, 1995





Prudential Global Limited Maturity Fund, Inc.
One Seaport Plaza
New York, New York  10292


Ladies and Gentlemen:

    We have acted as counsel to Prudential Global Limited Maturity Fund, Inc. (the "Fund") in connection with the proposed reorganization (the "Reorganization") of the two investment portfolios of the Fund. Pursuant to the proposed Reorganization, substantially all of the assets and liabilities of the Global Assets Portfolio of the Fund will be transferred to the Limited Maturity Portfolio of the Fund in exchange for shares of the Limited Maturity Portfolio.

    The shares of the Limited Maturity Portfolio being issued in connection with the Reorganization are being registered with the Securities and Exchange Commission pursuant to a registration statement on Form N-14 (the "Registration Statement").

    In connection with the foregoing, we have examined, among other things, the Articles of Incorporation, as amended, and By-Laws of the Fund; the draft of the Prospectus/Proxy Statement that is contained in the Registration Statement; and such other records and documents as we have deemed necessary in order to enable us to express the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the authority of all signatories other than on behalf of the Fund, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

    Subject to the effectiveness of the Registration Statement and compliance with the applicable provisions of the Articles of Incorporation and By-Laws of the Fund as well as applicable state securities laws, and based on and subject to the foregoing examination and assumptions and assuming that the sale and issuance thereof is made in the manner



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Prudential Global Limited Maturity Fund, Inc.
October 20, 1995
Page 2

contemplated in the Prospectus/Proxy Statement contained in the Registration Statement, it is our opinion that upon payment of a consideration therefor not less than the greater of net asset value or par value per share, the shares of the Limited Maturity Portfolio of the Fund which are being registered in the Registration Statement and will be issued to the Global Assets Portfolio of the Fund in the Reorganization, will be, when sold, legally issued, fully paid and non-assessable.

    We are members of the Bar of the State of New York and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the State of New York. We note that we are not licensed to practice law in the State of Maryland, and to the extent that any opinion herein involves the law of Maryland, such opinion should be understood to be based solely upon our review of the documents referred to above, the published statutes of that State and, where applicable, published cases, rules or regulations of regulatory bodies of that State.

    We hereby consent to the filing of this opinion with the Securities and Exchange Commission as part of the Registration Statement and with any state securities commission where such filing is required.


                                               Very truly yours,


                                /s/ Shereff, Friedman, Hoffman & Goodman, LLP
                                    Shereff, Friedman, Hoffman & Goodman, LLP


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